Exhibit 99.1
MabVax Therapeutics Holdings, Inc. Announces $1.25 Million Registered Direct Offering

SAN DIEGO, September 22, 2017 – MabVax Therapeutics Holdings, Inc. (Nasdaq: MBVX), a clinical-stage biotechnology company focused on the development of antibody-based products to address unmet medical needs in the treatment of cancer, today announced that it has agreed to sell approximately 2.0 million shares of its common stock for gross proceeds of approximately $1.25 million. Each share of common stock is being sold at a price of $0.62 per share.

In issuing common stock in this offering at $0.62 per share the Company has eliminated the previously agreed anticipated sale of $750,000 of new debt and reduced the overall amount of debt sought in the note offering from $7.75 million to $5.8 million of new 4% junior convertible notes with a conversion price of $0.60 as agreed September 11, 2017. The sale of the common stock effectively reduces the notes to be outstanding and improves stockholders’ equity, enabling the exchange to consist only of outstanding F, G and H Preferred Stock for notes and is expected to close on or about September 29, 2017. The shares of common stock were offered and are being sold to certain accredited investors in a registered direct offering. The net proceeds from the offering, after deducting estimated offering expenses, will be approximately $1.2 million. The offering is expected to close on or about September 27, 2017.

MabVax intends to use the net proceeds of the offering to fund continuing clinical development of its HuMab 5B1 antibody designated MVT-5873 in combination with gemcitabine and nab-paclitaxal in first line therapy for the treatment of patients newly diagnosed with pancreatic cancer. The Company has treated two cohorts of patients for a total of six patients to date in this study; and these funds will enable the Company to enroll an additional cohort of patients with the objective of confirming early observations. The additional funding will also support the continued clinical development of the Company’s radioimmunotherapy product designated as MVT-1075 for the treatment of locally advanced or metastatic pancreatic cancer patients. MabVax initiated the phase I study of MVT-1075 in June 2017 and intends to treat additional patients to continue to assess the safety and potential efficacy of this treatment. Funds will also be used for general corporate purposes.

The securities were offered by means of a shelf registration statement on Form S-3 (File # 333-219291) which was declared effective on July 27, 2017, by the Securities and Exchange Commission, or SEC. A prospectus supplement and accompanying base prospectus relating to the offering of the securities will be filed with the SEC and will be available on the SEC web site at www.sec.gov. Alternatively, MabVax will arrange to send you the prospectus supplement and accompanying base prospectus if you request it by calling MabVax at 858-259-9405. In addition, electronic copies of the prospectus supplement and accompanying base prospectus may also be obtained from Laidlaw & Company (UK) Ltd., Attention: Syndicate Department, 546 Fifth Avenue, New York, NY 10036, by telephone at (212) 953-4900 or by email at syndicate@laidlawltd.com.

About MabVax:

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company with a fully human antibody discovery platform focused on the rapid translation into clinical development of products to address unmet medical needs in the treatment of cancer. Our antibody MVT-5873, is a fully human IgG1 monoclonal antibody (mAb) that targets sialyl Lewis A (sLea), an epitope on CA19-9, and is currently in Phase 1 clinical trials as a therapeutic agent for patients with pancreatic cancer and other CA19-9 positive tumors. CA19-9 is expressed in over 90% of pancreatic cancers and in other diseases including small cell lung and GI cancers. CA19-9 plays an important role in tumor adhesion and metastasis, and is a marker of an aggressive cancer phenotype. CA19-9 serum levels are considered a valuable adjunct in the diagnosis, prognosis and treatment monitoring of pancreatic cancer. With our collaborators including Memorial Sloan Kettering Cancer Center, Sarah Cannon Research Institute, Honor Health and Imaging Endpoints, we have treated 50 patients with either our therapeutic antibody designated as MVT-5873 or our PET imaging diagnostic product designated as MVT-2163 in Phase 1 clinical studies, and demonstrated early safety and specificity for the target. Patient dosing has commenced for our lead development program in Phase 1 clinical study of the Company's radioimmunotherapy product MVT-1075. For additional information, please visit the Company's website, www.mabvax.com.

Forward Looking Statements:

This press release on announcing the closing of our registered direct offering contains "forward-looking statements" regarding matters that are not historical facts, including statements relating to the Company's clinical trials and product development pipeline. We have no assurance that all the product development pipeline will be fully developed by the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the fiscal year ended December 31, 2016, as amended and supplemented from time to time and the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Investor Contact:

Jenene Thomas
Jenene Thomas Communications, LLC
Phone: +1 (908) 938-1475
Email: jtc@jenenethomascommunications.com